As filed with the Securities and Exchange Commission on December 15, 2000
                           Registration No. 333-51542


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               Amendment No. 1 to

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            PARTNERS IN CARE, CORP..
             (Exact name of registrant as specified in its charter)

      NEW JERSEY                       621399                 ###-##-####
(State or other jurisdiction   (Primary Standard            (I.R.S. employer
of incorporation or             Industrial Classification   Identification No.)
organization)                   Code No.)

                      100 FRANKLIN SQUARE DRIVE, SUITE 300
                               SOMERSET, NJ 08873
                                 (732) 805-0400
                      (Address, including  zip code, and telephone
                       number, including area code, of registrant's
                       principal executive offices)
                                 --------------------
                                Dennis G. Wilson
                      President and Chief Executive Officer
                             Partners In Care, Corp.
                      100 Franklin Square Drive, Suite 300
                               Somerset, NJ 08873
                                 (732) 805-0400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 -----------------
                        Copies of all communications to:

                             W. Raymond Felton, Esq.
               Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
                                  P.O Box 5600
                          Woodbridge, New Jersey 07095
                                 (732) 549-5600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

     This Amendment is filed solely for the purpose of adding the following to the cover page of this registration statement:

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerset, New Jersey on December 15, 2000.

                                            PARTNERS IN CARE, CORP.

                                            By: /s/ Dennis G. Wilson
                                               --------------------------------
                                                Dennis G. Wilson, President and
                                                Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signatures                       Title(s)                  Date
      ----------                       --------                  ----

/s/ Bernard J. Kelly*            Chairman of the Board      December 15,  2000
 ............................
Bernard J. Kelley

/s/ Steven C. Goldberg, M.D.*    Director                   December 15, 2000
 ............................
Steven C. Goldberg, M.D.
                                 Director
 ............................
Frank J. Ryan
                                 Director
 ............................
Mauro Tucci, M.D.

/s/ Robert E. Campbell*          Director                   December 15, 2000
 ............................
Robert E. Campbell

                                 Director
 ............................
Rev. Mgr. William Capik

/s/ John E. Mastuska *           Director                   December 15, 2000
 ............................
John E. Mastuska

/s/ John J. Hoagland *           Director                   December 15, 2000
 ............................
John J. Hoagland, Esq.

/s/ Louis Diemer, M.D *          Director                   December 15, 2000
 ............................
 Louis Diemer, M.D.


                                 Director
 ............................
Steven Lenger, M.D.
                                 Director
 ............................
Marc Malberg, M.D.

/s/ John J. Nevins, III, D.O.*   Director                   December 15, 2000
 ............................
John J. Nevins, III, D.O.

/s/ Warren A. Sweberg, M.D.*     Director                   December 15, 2000
 ............................
Warren A. Sweberg, M.D.
                                 Director
 ............................
Roger Birnbaum

/s/ Dennis G. Wilson             President and Chief        December 15, 2000
 ............................     Executive Officer and
Dennis G. Wilson                 Director

/s/ Kevin S. O'Brien *           Executive Vice President,  December 15, 2000
 ...........................      Chief Operating Officer
Kevin O'Brien

/s/ Bruce Dees                   Executive Vice President,  December 15, 2000
 ...........................      Business Development
Bruce Dees


* By: /s/ Dennis G. Wilson
      ------------------------
       Dennis G. Wilson, as
       attorney-in-fact